Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Report of Independent Public Accounts, dated June 11, 2019, on the financial statements of the Prudential Employee Savings Plan (the Plan) as of December 31, 2018 in the Plan’s Report on Form 11k as of December 31, 2019. We also consent to application of such report to the financial information in the Plan’s Report on Form 11k, when such financial information is read in conjunction with the financial statements referred to in our report.

Owings Mills, Maryland June 18, 2020

1200 G Street NW • Suite 821 • Washington • District of Columbia 20005 • P 202.803.2335 • F 202.821.1320